Exhibit 99.1

         (1) On August 9, 2005, Sprout Capital VII, L.P. ("Sprout VII"), a Delaware limited partnership which makes investments for long-term appreciation, distributed in-kind 322,445 shares to its limited partners. In addition, Sprout VII distributed in-kind 20,803 shares to Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company and a part of the CSFB business unit (as defined below). DLJ Associates VII, L.P. ("Associates VII"), a Delaware limited partnership, is a general partner of Sprout VII and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout VII. DLJ Capital Associates VII, Inc. ("DLJCA VII"), a Delaware corporation and wholly-owned subsidiary of CSFB-USA, is the managing general partner of Associates VII. Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation, owns all of the voting stock of CSFB-USA. The address of the principal business and office of each of Sprout VII, CSFB-USA, Associates VII, DLJCA VII and CSFBI is Eleven Madison Avenue, New York, New York 10010. Of the remaining 2,531,430 shares, Sprout VII owns 1,050,548 shares and Growth II (as defined below) owns 1,122,470 shares.

         (2) On August 9, 2005, Sprout Growth II, L.P. ("Growth II") a Delaware limited partnership which makes investments for long-term appreciation, distributed in-kind 259,814 shares to its limited partners. In addition, Growth II distributed in-kind 20,803 shares to CSFB-USA. DLJ Growth Associates II, L.P. ("Associates II"), a Delaware limited partnership, is a general partner of Growth II and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Growth
II. DLJ Growth Associates II, Inc. ("DLJGA II"), a Delaware corporation and wholly-owned subsidiary of CSFB-USA, is the managing general partner of Associates II. The address of the principal business and office of each of Growth II, Associates II and DLJGA II is Eleven Madison Avenue, New York, New York 10010. Of the remaining 2,271,616 shares, Sprout VII owns 1,050,548 shares and Growth II owns 862,656 shares.

         (3) DLJ Capital Corporation ("DLJCC"), a Delaware corporation and a wholly-owned subsidiary of CSFB-USA, acts as a venture capital partnership management company. DLJCC is also the managing general partner of Sprout VII and Growth II and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout VII and Growth II. The address of the principal business and office of DLJCC is Eleven Madison Avenue, New York, New York 10010.

         (4) In column #5, the amount of securities beneficially owned following the reported transaction represents the total number of shares held by the CSFB business unit (as defined below). In addition to the shares held by Sprout VII and Growth II, certain other entities that comprise the CSFB business unit hold shares of the Issuer. DLJCC owns 57,077 shares. DLJ First ESC, L.P. ("DLJ-ESC"), a Delaware limited partnership, owns 285,387 shares. DLJ LBO Plans Management Corporation ("DLJ-LBO"), an indirect wholly-owned subsidiary of CSFB-USA, is the general partner of DLJ-ESC, and is responsible for carrying out the investment activities of DLJ-ESC. Sprout CEO Fund, L.P. ("Sprout CEO"), a Delaware limited partnership, owns 15,948 shares. DLJCC is the general partner of Sprout CEO.

                                      * * *

         In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The Bank's voting stock is entirely owned by Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CSFBI.

         CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG has three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own Shares of the securities of the issuer to which this Form 4 relates and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.